UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2103 City West Blvd., 4th Floor Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, Ken C. Tamblyn informed the board of directors (the “Board”) of Bristow Group Inc. (the “Company”) of his intention not to stand for re-election to the Board at the Company’s next annual meeting of the stockholders. Mr. Tamblyn’s resignation did not arise from any disagreement with the Company on any matter relating to Bristow’s operations, policies or practices. Mr. Tamblyn intends to serve out the rest of his term as director. After the Board has identified a replacement for Mr. Tamblyn, the Board plans to increase its size from ten to eleven directors prior to the Company’s next annual meeting of the stockholders at which time the replacement for Mr. Tamblyn will be appointed. Subsequent to the end of Mr. Tamblyn’s service on the Board, the Board will be reduced from eleven to ten directors.

On January 31, 2012, the Board appointed Jeremy Akel as Senior Vice President, Operations. Mr. Akel was appointed to replace Richard D. Burman who will be retiring effective on or about February 10, 2012. Prior to assuming his current position, Mr. Akel, age 43, had been the Director of International Business Unit at the Company since January 2010, where he was responsible for all operations within that business unit. Prior to January 2010, Mr. Akel held various other positions at the Company including Director of Latin America Business Unit, Manager International Strategy and Special Projects Manager since January 2004. Prior to joining the Company, Mr. Akel was Vice President, Aviation Business Consulting for Morten Beyer & Agnew, an international aviation consulting firm, from February 2002 to January 2004. From February 2001 to January 2002, Mr. Akel served as Senior Manager, Business Consulting, Aviation Industry Practice for Anderson, LLP, an international business consulting firm. From February 1997 to December 2000, Mr. Akel served in several management positions at Tidewater Marine International, Inc., an international provider of marine support services to the offshore energy industry. Mr. Akel began his career in 1991 as an Aerospace Engineer at the National Transportation Safety Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2012

BRISTOW GROUP INC. (Registrant)

By:	/s/ Randall A. Stafford
Randall A. Stafford
Senior Vice President and General Counsel, Corporate Secretary